Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on (Form S-8 No. 333-204704) of TEGNA 401(k) Savings Plan of our report dated June 28, 2019, relating to the financial statements and supplemental schedules of the TEGNA 401(k) Savings Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 28, 2019